AMERICAN INDEPENDENCE FUNDS TRUST

RX FUNDS TRUST

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made as of the 1st day of August, 2015 by and among American Independence Funds Trust and Rx Funds Trust (the “Trusts”), each a Delaware Business Trust, RiskX Investments, LLC (the “Adviser”), a Delaware limited liability company, and Matrix Capital Group (the “Distributor”), a New York corporation.

This Agreement is intended to replace in its entirety any earlier dated distribution agreement between the Distributor and the Trusts, and any other such distribution agreement shall be deemed terminated upon the effectiveness of this Agreement.

WITNESSETH THAT:

WHEREAS, the Trusts are each registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and have each registered their shares of beneficial interest (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”) in one or more distinct series of Shares (each a “Fund” and together the “Funds”);

WHEREAS, the Distributor is a broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Trusts, the Adviser and the Distributor desire to enter into this Agreement pursuant to which the Distributor will provide distribution services to the Funds identified on Schedule A, as may be amended from time to time, on the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement has been approved, with respect to the Trusts by separate votes of each Trust’s Board of Trustees (“Board”) and of those Board members who are not “interested persons” of the Trusts, as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) of each Trust or in any agreements related to such plan in conformity with Section 15 of, and Rule 12b-1 under, the 1940 Act.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trusts, the Adviser and the Distributor, intending to be legally bound hereby, agree as follows:

1.         Appointment of Distributor.  The Trusts hereby appoint the Distributor as their agent for the distribution of the Shares, and the Distributor hereby accepts such appointment under the terms of this Agreement.  The Trusts shall not sell any Shares to any person except to fill orders for the Shares received through the Distributor; provided, however, that the foregoing exclusive right shall not apply: (i) to Shares issued or sold in connection with the merger or consolidation of any other investment company with the Trusts or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company or substantially all of the outstanding shares of any such company by the Trusts; (ii) to Shares which may be offered by the Funds to their shareholders for reinvestment of cash distributed from capital gains or net investment income of the Trusts; (iii) to Shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in the Funds’ Prospectuses, or (iv) in connection with a reorganization of the Trusts or any Fund.  Notwithstanding any other provision hereof, the Trusts may terminate, suspend, or withdraw the offering of the Shares whenever, in its sole discretion, it deems such action to be desirable, and the Distributor shall process no further orders for Shares after it receives notice of such termination, suspension or withdrawal.

2.         Trusts Documents.  The Trusts have provided the Distributor with properly certified or authenticated copies of the following Trust related documents in effect on the date hereof: each Trust’s organizational documents, including Trust Instrument and by-laws; each Trust’s Registration Statement on Form N-1A, including all exhibits thereto; each Trust’s most current Prospectus and Statement of Additional Information; each Trust’s Rule 12b-1 Plan and resolutions of each Trust’s Board of Trustees authorizing the appointment of the Distributor and approving this Agreement.  The Trusts shall promptly provide to the Distributor copies, properly certified or authenticated, of all amendments or supplements to the foregoing.  The Trusts shall provide to the Distributor copies of all other information which the Distributor may reasonably request for use in connection with the distribution of Shares, including, but not limited to, a certified copy of all financial statements prepared for the Trusts by its independent public accountants.  The Trusts shall also supply the Distributor with such number of copies of the current Prospectus, Statement of Additional Information and shareholder reports as the Distributor shall reasonably request.

3.         Distribution Services.  The Distributor shall sell and repurchase Shares as set forth below; subject to the registration requirements of the 1933 Act and the rules and regulations thereunder, and the laws governing the sale of securities in the various states (“Blue Sky Laws”):

a.   The Distributor, as agent for the Trusts, shall sell Shares to the public against orders therefore at the public offering price, as determined in accordance with each Trust’s then current Prospectus and Statement of Additional Information. The sales load paid to the Distributor will be disbursed by the Distributor to i) the selling broker/dealer according to the schedule in the then current prospectus; and ii) the retained commissions to the wholesaler responsible for the broker/dealer relationship; and iii) any remaining amounts shall be applied to each Trust’s 12b-1 eligible distribution expenses

b.   The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information.  The net asset value of the Shares shall be calculated by the Trusts or by another entity on behalf of the Trusts.  The Distributor shall have no duty to inquire into or liability for the accuracy of the net asset value per Share as calculated.

c.   Upon receipt of purchase instructions, the Distributor shall transmit such instructions to the Trusts or its transfer agent for registration of the Shares purchased.

d.   The Distributor shall also have the right to take, as agent for the Trusts, all legally permissible actions that, in the Distributor’s judgment, are necessary to effect the distribution of Shares.

e.   Nothing in this Agreement shall prevent the Distributor or any “affiliated person” from buying, selling or trading any securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that the Distributor expressly agrees that it shall not for its own account purchase any Shares of the Trusts except for investment purposes and that it shall not for its own account sell any such Shares except for redemption of such Shares by the Trusts, and that it shall not undertake activities which, in its judgment, would adversely affect the performance of its obligations to the Trusts under this Agreement.

f.   The Distributor, as agent for the Trusts, shall repurchase Shares at such prices and upon such terms and conditions as shall be specified in the Prospectus.

4.         Distribution Support Services.  In addition to the sale and repurchase of Shares, the Distributor shall perform the distribution support services set forth on Schedule B attached hereto, as may be amended from time to time.  Such distribution support services shall include: Review of sales and marketing literature and submission to FINRA; FINRA record keeping; and quarterly reports to each Trust’s Board of Directors.  Such distribution support services may also include: fulfillment services, including telemarketing, printing, mailing and follow-up tracking of sales leads; and licensing Adviser or Trusts personnel as registered representatives of the Distributor and related supervisory activities.

5.             Reasonable Efforts.  The Distributor shall use all reasonable efforts in connection with the distribution of Shares.  The Distributor shall have no obligation to sell any specific number of Shares and shall only sell Shares against orders received therefore.  The Trusts shall retain the right to refuse at any time to sell any of its Shares for any reason deemed adequate by it.

6.         Compliance.  In furtherance of the distribution services being provided hereunder, the Distributor and the Trusts agree as follows:

a.   The Distributor shall comply with the Rules of Conduct of FINRA and the securities laws of any jurisdiction in which it sells, directly or indirectly, Shares.

b.  The Distributor shall require each dealer with whom the Distributor has a selling agreement to conform to the applicable provisions of each Trust’s most current Prospectus and Statement of Additional Information..

c.   The Trusts agrees to furnish to the Distributor sufficient copies of any agreements, plans, communications with the public or other materials it intends to use in connection with any sales of Shares in a timely manner in order to allow the Distributor to review, approve and file, if required, such materials with the appropriate regulatory authorities and obtain clearance for use.  The Trusts agrees not to use any such materials until so filed and cleared for use by the Distributor and if required, by FINRA or other appropriate authority.

d.   The Distributor, at its own expense, shall qualify as a broker or dealer, or otherwise, under all applicable Federal or state laws required to permit the sale of Shares in all states and territories of the U.S.

e.   The Distributor shall not, in connection with any sale or solicitation of a sale of the Shares, make or authorize any representative, service organization, broker or dealer to make, any representations concerning the Shares except those contained in each Trust’s most current Prospectus covering the Shares and in communications with the public or sales materials approved by the Distributor as information supplemental to such Prospectus.

f.    The Distributor agrees that it has adopted and implemented an anti-money-laundering program in compliance with the USA PATRIOT Act of 2001, the regulations thereunder and FINRA Conduct Rules, including, without limitation, customer identification program procedures and monitoring for suspicious activity. The Distributor additionally agrees that it has adopted and implemented procedures to comply with applicable law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN, OFAC and other government watch lists. The Distributor shall provide reports or other information to the Trusts at the Trusts’ reasonable request, related to the operation and implementation of any of the Fund’s anti-money-laundering policies for which the Distributor is responsible.

7.         Expenses.

a.   The Trusts shall bear the following expenses: preparation, setting in type, and printing of sufficient copies of the Prospectus and Statement of Additional Information for distribution to existing shareholders; preparation and printing of reports and other communications to existing shareholders; distribution of copies of the Prospectus, Statement of Additional Information and all other communications to existing shareholders; registration of the Shares under the Federal securities laws; qualification of the Shares for sale in the jurisdictions mutually agreed upon by the Trusts and the Distributor; transfer agent/shareholder servicing agent services; supplying information, prices and other data to be furnished by the Trusts under this Agreement; and any original issue taxes or transfer taxes applicable to the sale or delivery of the Shares or certificates therefore.

b.   To the extent permitted under a plan adopted pursuant to rule 12b-1 or otherwise permitted under the 1940 Act, the Trusts shall pay expenses incident to the sale and distribution of the Shares sold hereunder, including, without limitation: printing and distributing copies of the Prospectus, Statement of Additional Information and reports prepared for use in connection with the offering of Shares for sale to the public; advertising in connection with such offering, including public relations services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature; data processing necessary to support a distribution effort; distribution and shareholder servicing activities of broker-dealers and other financial institutions; filing fees required by regulatory authorities for sales literature and advertising materials; any additional out-of-pocket expenses incurred in connection with the foregoing and any other costs of distribution.  The Adviser shall be responsible for any of the foregoing expenses that the Trusts are ineligible to pay under the 1940 Act provided the Adviser preapproved the expense.

8.     Compensation.  For the distribution and distribution support services provided by the Distributor pursuant to the terms of the Agreement, the Adviser shall pay to the Distributor the compensation set forth in Schedule A attached hereto, which schedule may be amended from time to time.  The Adviser shall also reimburse the Distributor for its out-of-pocket expenses related to the performance of its duties hereunder, including, without limitation, telecommunications charges, postage and delivery charges, record retention costs, reproduction charges and traveling and lodging expenses incurred by officers and employees of the Distributor.  Any travel and lodging expense however; must be pre-approved by the Adviser.  The Adviser shall pay the Distributor’s monthly invoices for distribution fees and out-of-pocket expenses within ten business days of the respective month-end.  If this Agreement becomes effective subsequent to the first day of the month or terminates before the last day of the month, the Adviser shall pay to the Distributor a distribution fee that is prorated for that part of the month in which this Agreement is in effect.  All rights of compensation and reimbursement under this Agreement for services performed by the Distributor up to the termination date shall survive the termination of this Agreement.

9.         Use of Distributor’s Name.  The Trusts shall not use the name of the Distributor or any of its affiliates in the Prospectus, Statement of Additional Information, sales literature or other material relating to the Trusts in a manner not approved prior thereto in writing by the Distributor; provided, however, that the Distributor shall approve all uses of its and its affiliates’ names that merely refer in accurate terms to their appointments or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.  Distributor shall promptly provide, but in no event more than five business days, such written approval or a written statement stating the reasons for withholding written approval; and provided further that failure to respond within five  business days shall constitute written consent by the Distributor.

10.       Use of Trusts’ Names.  Neither the Distributor nor any of its affiliates shall use the name of the Trusts or materials relating to the Trusts on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Trusts; provided, however, that the Trusts shall approve all uses of its name that merely refer in accurate terms to the appointment of the Distributor hereunder or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.  Trusts shall promptly provide, but in no event more than five business days, such written approval or a written statement stating the reasons for withholding written approval; and provided further that failure to respond within five  business days shall constitute written consent by the Trusts.

11.       Liability of Distributor.  The duties of the Distributor shall be limited to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.

12.       Indemnification of Distributor.  The Trusts shall indemnify and hold harmless the Distributor against any and all liabilities, losses, damages, claims and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and investigation expenses incident thereto) which the Distributor may incur or be required to pay hereafter, in connection with any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which the Distributor may be involved as a party or otherwise or with which the Distributor may be threatened, by reason of the offer or sale of the Trusts shares prior to the effective date of this Agreement.

The Trusts agrees to indemnify and hold harmless the Distributor, and each person who controls the Distributor within the meaning of Section 15 of the 1933 Act, or Section 20 of the Securities Exchange Act of 1934, as amended (“1934 Act”), against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation, reasonable attorneys’ fees and disbursements and investigation expenses incident thereto) to which they, or any of them, may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws or regulations, at common law or otherwise, insofar as such liabilities, losses, damages, claims and expenses (or actions, suits or proceedings in respect thereof) arise out of or relate to any untrue statement or alleged untrue statement of a material fact contained in a Prospectus, Statement of Additional Information, supplement thereto, sales literature or other written information prepared by the Trusts and provided by the Trusts to the Distributor for the Distributor’s use hereunder, or arise out of or relate to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.  The Distributor (or any person controlling the Distributor) shall not be entitled to indemnity hereunder for any liabilities, losses, damages, claims or expenses (or actions, suits or proceedings in respect thereof) resulting from (i) an untrue statement or omission or alleged untrue statement or omission made in the Prospectus, Statement of Additional Information, or supplement, sales or other literature, in reliance upon and in conformity with information furnished in writing to the Trusts by the Distributor specifically for use therein or (ii) the Distributor’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations in the performance of this Agreement.

The Distributor agrees to indemnify and hold harmless the Trusts, each officer and Trustee of the Trusts, and each person who controls the Trusts within the meaning of Section 15 of the 1933 Act, or Section 20 of the 1934 Act, against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation reasonable attorneys’ fees and disbursements and investigation expenses incident thereto) to which they, or any of them, may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws, at common law or otherwise, insofar as such liabilities, losses, damages, claims or expenses arise out of or relate to: (i) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or Statement of Additional Information or any supplement thereto if based upon information furnished to the Trusts by the Distributor specifically for use therein; (ii) any alleged act or omission on the Distributor’s part as the Trusts’ agent that has not been expressly authorized by the Trusts in writing; (iii) or arise out of or relate to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if based upon information furnished to the Trusts by the Distributor specifically for use therein.

A party seeking indemnification hereunder (the “Indemnitee”) shall give prompt written notice to the party from whom indemnification is sought (“Indemnitor”) of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that failure to notify the Indemnitor of such written assertion or claim that does not prejudice Indemnitor’s rights shall not relieve the Indemnitor of any liability arising from this Section.  The Indemnitor shall be entitled, if it so elects, to assume the defense of any suit brought to enforce a claim subject to this Indemnity and such defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee; provided, however, that if the defendants include both the Indemnitee and the Indemnitor, and the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (“conflict of interest”), the Indemnitor shall not have the right to elect to defend such claim on behalf of the Indemnitee, and the Indemnitee shall have the right to select separate counsel to defend such claim on behalf of the Indemnitee.  In the event that the Indemnitor elects to assume the defense of any suit pursuant to the preceding sentence and retains counsel satisfactory to the Indemnitee, the Indemnitee shall bear the fees and expenses of additional counsel retained by it, except for reasonable investigation costs which shall be borne by the Indemnitor.  If the Indemnitor (i) does not elect to assume the defense of a claim, (ii) elects to assume the defense of a claim but chooses counsel that is not satisfactory to the Indemnitee or (iii) has no right to assume the defense of a claim because of a conflict of interest, the Indemnitor shall advance or reimburse the Indemnitee, at the election of the Indemnitee, reasonable fees and disbursements of any counsel retained by Indemnitee, including reasonable investigation costs.

13.       Force Majeure.  The Distributor shall not be liable for any delays or errors occurring by reason of circumstances not reasonably foreseeable and beyond its control, including, but not limited, to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communication or power supply.  In the event of equipment breakdowns which are beyond the reasonable control of the Distributor and not primarily attributable to the failure of the Distributor to reasonably maintain or provide for the maintenance of such equipment, the Distributor shall, at no additional expense to the Trusts, take reasonable steps in good faith to minimize service interruptions, but shall have no liability with respect thereto.

14.       Scope of Duties.  The Distributor and the Trusts shall regularly consult with each other regarding the Distributor’s performance of its obligations and its compensation under the foregoing provisions.  In connection therewith, the Trusts shall submit to the Distributor at a reasonable time in advance of filing with the SEC copies of any amended or supplemented Registration Statement of the Trusts (including exhibits) under the 1940 Act and the 1933 Act, and at a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trusts.  Any change in such materials that would require any change in the Distributor’s obligations under the foregoing provisions shall be subject to the Distributor’s approval.  In the event that a change in such documents or in the procedures contained therein increases the cost or burden to the Distributor of performing its obligations hereunder, the Distributor shall be entitled to receive reasonable compensation therefore.

15.       Duration.  This Agreement shall become effective as of the date first above written, and shall continue in force for one year from that date and thereafter from year to year, provided continuance is approved at least annually by either (i) the vote of a majority of the Trustees of the Trusts, or by the vote of a majority of the outstanding voting securities of the Funds, and (ii) the vote of a majority of those Trustees of the Trusts who are not interested persons of the Trusts, and who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval.

16.       Termination.  This Agreement shall terminate as follows:

a.      This Agreement shall terminate automatically in the event of its assignment.

b.   This Agreement shall terminate upon the failure to approve the continuance of the Agreement after the initial two year term as set forth in Section 16 above.

c.   This Agreement shall terminate at any time upon a vote of the majority of the Trustees who are not interested persons of the Trusts or by a vote of the majority of the outstanding voting securities of the Trusts, upon not less than 60 days prior written notice to the Distributor.

d.   The Distributor may terminate this Agreement upon not less than 60 days prior written notice to the Trusts.

Upon the termination of this Agreement, the Trusts shall pay to the Distributor such compensation and out-of-pocket expenses as may be payable for the period prior to the effective date of such termination.  In the event that the Trusts designates a successor to any of the Distributor’s obligations hereunder, the Distributor shall be entitled to reimbursement by the Trusts of its reasonable out-of-pocket expenses in connection with such transfer to such successor all relevant books, records and other data established or maintained by the Distributor pursuant to the foregoing provisions.

Sections 9, 10, 11, 12, 16, 20, 21, 22, 23, 24 and 25 shall survive any termination of this Agreement.

17.       Amendment.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor, the Adviser and the Trusts and shall not become effective unless its terms have been approved by the majority of the Trustees of the Trusts or by a “vote of a majority of the outstanding voting securities” of the Trusts and by a majority of those Trustees who are not “interested persons” of the Trusts or any party to this Agreement.

18.       Non-Exclusive Services.  The services of the Distributor rendered to the Trusts are not exclusive.  The Distributor may render such services to any other investment company.

19.       Definitions.  As used in this Agreement, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “interested person” and “affiliated person” shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or hereafter amended.

20.       Confidentiality.  The Distributor shall treat confidentially and as proprietary information of the Trusts all records and other information relating to the Trusts and prior, present or potential shareholders and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as may be required by administrative or judicial tribunals or as requested by the Trusts.

21.       Notice.  Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section 20 as promptly as practicable thereafter).  Notices shall be addressed as follows:

(a)        If to the Trusts or the Adviser:

American Independence Funds/Rx Funds or

American Independence Financial Services

1345 Avenue of the Americas, 2nd Floor

New York, NY 10105

Attention: Eric Rubin, President

(b)        If to the Distributor:

Matrix Capital Group, Inc.

419 Lafayette Street

New York, New York 10003

Attention: Robert Driessen, President

or to such other respective addresses as the parties shall designate by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

22.       Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23.       Governing Law.  This Agreement shall be administered, construed and enforced in accordance with the laws of the State of New York to the extent that such laws are not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time.

24.       Entire Agreement.  This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.

25.       Miscellaneous.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction.  This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

American Independence Funds Trust Rx Funds Trust
By:	/s/ Eric M. Rubin
Eric M. Rubin, President

RiskX Investments LLC

By:	/s/ John Pileggi
John J. Pileggi, CEO

Matrix Capital Group

By:	/s/ Robert S. Driessen
Robert S. Driessen, President

SCHEDULE A

American Independence Funds Trust

Funds Covered by Distribution Agreement:

Rx Dynamic Stock Fund (formerly the American Independence Stock Fund)

American Independence International Alpha Strategies Fund

American Independence Boyd Watterson Short-Term Enhanced Bond Fund (liquidating on 8/14/2015)

American Independence Boyd Watterson Core Plus Fund

American Independence Kansas Tax-Exempt Bond Fund

American Independence U.S. Inflation-Indexed Fund

American Independence JAForlines Risk Managed Allocation Fund

American Independence Large Cap Growth Fund

Rx Funds Trust

Funds Covered by Distribution Agreement:

Rx Tactical Rotation Fund

Rx MAR Tactical Moderate Growth Fund

Rx MAR Tactical Growth Fund

Rx Traditional Allocation Fund

American Independence Laffer Dividend Growth Fund (liquidating on 8/31/2015)

Fee Schedule

Fees for distribution and distribution support services on behalf of the Funds:

Annual fee of $5,500 per series (Fund)

$200.00 for review and FINRA filing of marketing pieces.

$150.00 for review of marketing pieces.

$1,500 per registered representative.

Plus any relevant out of pocket expenses.

American Independence Funds Trust		RiskX Investments, LLC
By:	/s/ Eric M. Rubin	By:	/s/ John Pileggi
	Eric Rubin, President		John Pileggi, CEO
Rx Funds Trust		Matrix Capital Group, Inc.
By:	/s/ Eric M. Rubin	By:	/s/ Robert Driessen
	Eric Rubin, President		Robert S. Driessen, President

SCHEDULE B

American Independence Funds Trust

Rx Funds Trust

Distribution Support Services

1.         Provide national broker dealer for Trusts’ registrations.

2.            Review, approve and submit all advertising and promotional material to FINRA.

3.              Maintain all books and records required by the FINRA in connection with this agreement.

4.              Monitor Distribution Plan and report to Boards of Trustees.

5.              Prepare quarterly report to Boards of Trustees related to distribution activities.

6.         Subject to approval of Distributor, license personnel as registered representatives of the Distributor to distribute shares sponsored by the Adviser.

7.         Telemarketing services (additional cost:  to be negotiated).

8.        Fund fulfillment services, including sampling prospective shareholders inquiries and related mailings (additional cost:  to be negotiated).

9.        Any other service commonly provided to an investment company registered under the 1940 Act by a third party distributor.

10.     Obtaining and maintaining selling group agreements, subject to approval of the Adviser

11.       Processing of sales commissions and 12b-1 payments